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                                                                       Exhibit j

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment
No. 97 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 16, 2006, relating the financial statements and financial highlights appearing in the December 31, 2005 Annual Report to Shareholders of CGM Realty Fund, CGM Focus Fund and CGM Mutual Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Counsel and Registered Independent Public Accountants" in the Statements of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2006